Exhibit 10.10(a)

June 1, 2014

PGR Capital LLP

Liberty House

222 Regent Street

London W1B STR,

UK

Attention:  Casey Grylls

Re:	Management Agreement Renewals

Dear Mr. Grylls:

We are writing with respect to your management agreements concerning the commodity pools to which reference is made below (the “Management Agreements”). We are extending the term of the Management Agreements through June 30, 2015 and all other provisions of the Management Agreements will remain unchanged.

•	PGR Master Fund L.P

•	Diversified 2000 Futures Fund L.P.

•	MSSB Spectrum Strategic L.P.

Please acknowledge receipt of this modification by signing one copy of this letter and returning it to the attention of Mrs. Alice Lonero at the address above or fax to 212-296-6868. If you have any questions I can be reached at 212-296-1304.

Very truly yours,

CERES MANAGED FUTURES LLC

By:	/s/ Alice Lonero
Alice Lonero Chief Financial Officer

PGR CAPITAL LLP

By:	/s/ Casey Grylls

Print Name:	Casey Grylls

AL/sr